Exhibit 10.20

MAGNETECH INTEGRATED SERVICES CORP.
2005 RESTRICTED STOCK PURCHASE PLAN

1. Purpose. Magnetech Integrated Services Corp. (the “Corporation”) establishes this 2005 Restricted Stock Purchase Plan (the “Plan”) effective as of September 1, 2005 to promote the interests of the Corporation and/or any of its subsidiaries (collectively, “Magnetech”), attract and retain key employees of Magnetech through long-term compensation incentives and instill in key employees a personal financial interest in causing the equity of Magnetech to grow throughout their careers.

2. Administration of the Plan. The Plan shall be administered by the Board of Directors of the Corporation (the “Board”) or by a committee of directors appointed by the Board to administer the Plan (the “Committee”). As used herein, the term “Committee” shall refer to the Board if no committee for the administration of the Plan exists or is then designated. The Committee shall interpret, implement and administer the Plan; and to the extent and in the manner contemplated herein, it shall exercise the discretion granted to it as to the determination of who shall participate in the Plan, how many shares shall be issued to each participant, the price at which shares shall be sold to the participants, and the terms and conditions of any such issuance of shares. Any action taken by the Committee with respect to the implementation, interpretation or administration of the Plan shall be final, conclusive and binding.

3. Stock Subject to Plan. There is hereby established a Restricted Stock Purchase Plan reserve to which shall be allocated one million (1,000,000) shares of the common stock of the Corporation. In the event that the shares of the common stock of the Corporation should, as a result of a stock split or stock dividend or combination of shares or any other change, or exchange for other securities, by reclassification, reorganization, redesignation, merger, consolidation, recapitalization or otherwise, be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or another corporation, the number of shares then remaining in the reserve shall be adjusted to reflect such action. If any such adjustment shall result in a fractional share, such fraction shall be disregarded. Upon the issuance of shares pursuant to this Plan, the reserve shall be reduced by the number of shares so issued, and upon the repurchase of any shares by the Corporation in connection with the restrictions imposed on such shares pursuant to this Plan, the reserve shall be increased by the number of such shares, and such reacquired shares may again be the subject of issuance hereunder.

4. Eligibility. From time to time, the Committee shall designate key employees of Magnetech (including but not limited to officers and directors of the Corporation) for participation in this Plan and the number of shares of stock of the Corporation to be issued to each key employee. In selecting key employees for participation in this Plan and in determining the number of shares to be offered, the Committee shall consider the position and responsibility of such persons, the value of their services to Magnetech and any other factors the Committee deems appropriate.

5. Right to Purchase Shares.

(a) After the Committee determines that it will offer a key employee shares under this Plan, it shall notify the offeree in writing of the terms of the offer. Such notice shall be in a form substantially similar to the letter attached hereto as Exhibit A. The person receiving the offer shall have thirty (30) days from the date of the offer to accept such offer. Such acceptance shall be in a form substantially similar to the letter agreement attached hereto as Exhibit B.

(b) An offer under this Plan shall not be assignable or transferable by the offeree, and shall be exercisable, during the lifetime of the offeree, only by him or her. Subject to the express provisions of the Plan, the Committee shall have the power to make an offer subject to any terms and conditions it may establish. Offers made to different persons or to the same person at different times may be subject to terms, conditions and restrictions which differ from each other.

(c) If at any time it is deemed advisable by the Committee, any offer made under this Plan may be embodied in a Stock Purchase Agreement containing such terms and conditions, not inconsistent with this Plan, as shall, in the opinion of the Committee, appear necessary or desirable to protect the Corporation. The embodiment of the offer in a Stock Purchase Agreement may be made in addition to or in lieu of the method of offer and acceptance provided for in this Plan as evidenced by Exhibits A and B.

(d) Notwithstanding anything to the contrary contained herein, any offer to an offeree shall terminate on the earlier of the following dates: (a) thirty (30) days after the date of the offer; or (b) contemporaneously with the termination of employment of the offeree with Magnetech, by death or otherwise.

6. Purchase Price. The Committee shall, in its sole discretion, determine the purchase price of the shares of stock being offered to an offeree under this Plan (the “Purchase Price”) and shall set forth the Purchase Price in the offer to the offeree. The offeree must pay the Purchase Price for the shares in full, in cash or by certified check, at the principal office of the Corporation prior to the expiration of the offer, or the offer shall lapse. The date upon which the Purchase Price is paid and the offer is accepted is sometimes hereinafter referred to as the “Acceptance Date”. It is anticipated that the Purchase Price in some circumstances may be zero. In such an event, the date upon which the offer is accepted will be considered the “Acceptance Date”.

7. Restrictions. By accepting the shares being offered to him or her, an offeree (hereinafter, the “Participant”) agrees and consents to the following:

(a) Limited Transferability. The shares shall not be sold, assigned, conveyed, transferred, encumbered, pledged, hypothecated or otherwise voluntarily or involuntarily disposed of (hereinafter referred to as a “transfer”) by the holder thereof except in accordance with this Plan. Such transfers are generally restricted to the times and conditions specified in this Paragraph 7; thus, for example, a Participant may not transfer shares issued under this Plan while still employed by Magnetech except in the event of the sale or liquidation of the Corporation as provided in Paragraph 7(d) and (e) hereof.

(b) Forfeiture During Restriction Period. If, during the three (3) year period after the Acceptance Date (the “Restriction Period”), the Participant terminates employment with Magnetech for any reason other than death, Disability (as defined below), retirement at or after age sixty-five (65) or, at or after age fifty-five (55) with the prior written consent of the Committee (“Retirement”), or as a result of termination of employment by the Participant for “Good Reason” as defined below, the Participant or the Participant’s successors in interest shall sell to Corporation, and Corporation shall purchase from Participant, all of the shares purchased by, or awarded to, the Participant under this Plan at the Purchase Price (as determined in accordance with Paragraph 6 of this Plan). If the Purchase Price is zero, the Corporation shall not be required to make payment to the Participant for the shares.

Within thirty (30) days of the Participant’s termination of employment during the Restriction Period for any reason other than death, Disability, Retirement or as a result of termination by the Participant for Good Reason, the Corporation, by notice to the Participant, shall specify a date not less than five (5) and not more than ten (10) days from the date of such notice to consummate the purchase and sale of such shares at the principal office of the Corporation (the “Forfeiture Closing Date”). At the Forfeiture Closing, the Participant shall deliver to the Corporation certificates representing the shares purchased under this Plan which are to be forfeited pursuant to the terms of this Plan, duly endorsed in a form sufficient to vest title in the Corporation and free from all liens and encumbrances. Upon receipt of the certificates, the Corporation shall pay the Purchase Price as follows:

(i) Any portion of the Purchase Price which has not been paid by the Participant shall be forgiven and canceled; and

(ii) Any portion of the Purchase Price for such shares which has been paid by the Participant shall be paid in cash in full at the Forfeiture Closing.

If the Participant fails to deliver the certificates to the Corporation at the Forfeiture Closing, Corporation may deposit the Purchase Price with the Secretary or Treasurer of the Corporation. Thereafter, the shares shall be deemed to have been transferred to the Corporation, and the Participant, despite the failure to deliver the shares, shall have no further rights as a shareholder of the Corporation with respect to such shares. In such event, the Secretary or Treasurer of the Corporation shall continue to hold the Purchase Price and shall make payment of the Purchase Price to the Participant, without interest, upon delivery of the certificates to the Corporation.

For purposes of this Plan, the term “Disability” shall mean a mental or physical condition which, in the opinion of a licensed physician selected by the Committee, prevents the Participant from engaging in the principal duties of his or her employment with Magnetech and is either: (a) a permanent disability that is likely to result in the death of the Participant, or (b) a disability that has continued for at least 6 months and which is likely to continue for a lengthy or indefinite period.

For purposes of this Plan, “Good Reason” means termination of employment by a Participant due to one of the following: (a) the failure of Magnetech to pay any amount due to Participant as an employee, which failure persists for fifteen (15) days after written notice of such failure has been received by Magnetech; (b) any material reduction in Participant’s title or a material reduction in Participant’s duties or responsibilities (unless such reduction is for Cause); (c) any material adverse change in Participant’s base salary (unless such reduction is for Cause) and/or any material adverse change in Participant’s benefits (other than changes that affect other management employees of Magnetech to the same or comparable extent); (d) any relocation of the premises at which Participant works to a location more than 25 miles from such location, without Participant’s consent; or (e) Magnetech’s material breach of any written employment agreement between Participant and Magnetech, which breach has not been cured within 15 days of written notice from Participant specifying in reasonable detail the nature of such breach.

(c) Transfers Not Subject to Forfeiture. If a Participant terminates employment with Magnetech after the expiration of the Restriction Period and/or as a result of death, Disability, Retirement, or termination for Good Reason, the Participant or the Participant’s successors shall be obligated to sell, and Corporation shall be obligated to purchase, all of the shares purchased by, or awarded to, the Participant under this Plan, in accordance with this Paragraph 7(c). The purchase price for the shares shall be equal to the fair market value of such shares (the “Market Price”). For purposes of this Agreement, unless otherwise agreed by the Participant and the Committee, the Market Price as of a particular date (the “Determination Date”) shall mean:

(i) If the common stock of the Corporation is traded on the American Stock Exchange or another national exchange or is quoted on the National or SmallCap Market of The Nasdaq Stock Market, Inc. (“Nasdaq”), then the average of the closing or last sale price, respectively, reported for the five (5) trading days immediately preceding the Determination Date;

(ii) If the common stock of the Corporation is not traded on the American Stock Exchange or another national exchange or on the Nasdaq but is quoted on the NASD Over The Counter Bulletin Board, then the average of the closing bid and asked prices reported for the five (5) trading days immediately preceding the Determination Date; or

(iii) If the common stock of the Corporation is not publicly traded, the price as determined by the independent public accounting firm (the “Accountants”) employed by the Corporation at such time with such discounts and adjustments as the Accountants deem appropriate; the determination of the Market Price by the Accountants shall be final and binding for all purposes.

The closing of the transaction (the “Post-Termination Closing”) shall take place at the principal office of the Corporation within thirty (30) days following the date of termination of the Participant’s employment with Corporation. At the Post-Termination Closing, the Participant shall deliver the shares to Corporation, duly endorsed in a form sufficient to vest title in Corporation and free and clear of all liens and encumbrances.

The Market Price may be paid in cash in full at the Closing, or, at the option of the Corporation, in three (3) equal annual installments, with the first installment due on the first anniversary of the Participant’s termination of employment with Magnetech. The unpaid balance of the Market Price shall bear interest at the rate necessary to avoid imputation of interest under applicable provisions of the Internal Revenue Code of 1986, as amended. In the event of default by the Corporation, the entire unpaid principal balance plus interest owed shall immediately become due and payable at the Participant’s option. Corporation may prepay the balance of the unpaid Market Price at any time, and in any amount without penalty, although interest due to the date of payment must be paid.

If the Participant fails to deliver the certificates to the Corporation at the Post-Termination Closing, Corporation may deposit the Market Price with the Secretary or Treasurer of the Corporation. Thereafter, the shares shall be deemed to have been transferred to the Corporation, and the Participant, despite the failure to deliver the certificates, shall have no further rights as a shareholder of the Corporation with respect to such shares. In such event, the Secretary or Treasurer of the Corporation shall continue to hold the Market Price and shall make payment of the Market Price to the Participant, without interest, upon delivery of the certificates to the Corporation.

(d) Sale of Corporation. If the holders of a majority of the shares of the voting common stock of the Corporation (the “Majority Shareholders”) vote in favor of the sale of all of the stock of Corporation (either by a direct sale of stock or through a merger, share exchange or other business combination) or have approved a proposal to sell substantially all of the assets of the Corporation, then each Participant under this Plan shall agree and hereby agrees to such sale on such terms as approved by the Majority Shareholders. This provision constitutes a proxy granted to the Majority Shareholders to vote each Participant’s shares in such manner as to effectuate the terms of the preceding sentence, and this proxy shall be irrevocable and coupled with an interest during the term of this Plan. In the event of a sale of any shares or substantially all of the assets of the Corporation in accordance with this paragraph, the provisions of this Plan restricting the Transfer of shares (if otherwise applicable) shall not apply. If the proposal for such sale is not consummated in accordance with the terms of such proposal for any reason, however, the restrictions hereby removed shall be reinstated immediately, without further action by the shareholders or the Committee.

(e) Liquidation of Corporation. Notwithstanding anything to the contrary contained in this Plan, if the Corporation has adopted a plan of liquidation and the Majority Shareholders vote in favor of such plan, then each Participant under this Plan shall agree and hereby agrees to such liquidation on such terms as approved by the Majority Shareholders. This provision constitutes a proxy granted to the Majority Shareholders to vote each Participant’s shares in such manner as to effectuate the terms of the preceding sentence, and this proxy shall be irrevocable and coupled with an interest during the term of this Plan. In the event of the liquidation of the Corporation in accordance with this paragraph, the provisions of this Plan restricting the Transfer of shares (if otherwise applicable) shall not apply. If the plan of liquidation is not consummated in accordance with the terms approved by the Majority Shareholders for any reason, the restrictions hereby removed shall be reinstated immediately, without further action by the shareholders or the Committee.

(f) Certain Transfers Null and Void. Any transfer or purported transfer made by a Participant hereunder, except at the times and in the manner herein specified, shall be null and void, and the Corporation shall not recognize or give affect to such transfer on its books and records or recognize the person or persons to whom such purported transfer has been made as the legal or beneficial holder of such shares.

(g) Legend. Certificates representing shares which are subject to the provisions of this Plan shall bear the following legend, in addition to such other legends, as counsel for the Corporation may deem appropriate:

RESTRICTED SHARES

The shares represented by this certificate are subject to the requirement that they be resold to the Corporation at its designated purchase price on the occurrence of certain events or on the termination of the employment of the Shareholder under the terms of the Magnetech Integrated Services Corp. 2005 Restricted Stock Purchase Plan, a copy of which is on file at the principal office of the Corporation.

(h) Other Restrictions. The Committee may impose such other restrictions on any shares issued pursuant to this Plan as it may deem advisable, including without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such shares or shares of the same class are then listed, and under any blue-sky or securities laws applicable to such shares.

8. Federal Income Tax Withholding. Magnetech shall deduct and withhold all appropriate taxes required by law to be withheld upon amounts includable as compensation to the Participant as a result of the Participant’s receipt of stock under the Plan or the Participant’s election under Section 83(b) of the Internal Revenue Code or for any other reason where such withholding is required.

9. Miscellaneous Provisions.

(a) Expenses. All expenses and costs in connection with the administration of the Plan shall be borne by the Corporation.

(b) No Prior Right to Offer. Nothing in the Plan shall be deemed to give any employee of Magnetech or his legal representatives or assigns or any other person or entity claiming under or through him, any contractual or other right to participate in the benefits of the Plan unless and until an employee is given a written offer to purchase shares and has accepted such offer in writing as set forth in paragraph 5 hereof.

(c) Indemnification of the Committee. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Corporation against all costs and expenses reasonably incurred by them or any of them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any award granted pursuant thereto and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Corporation), or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided that upon institution of any action, suit or proceeding, the person desiring indemnification shall give the Corporation an opportunity, at its own expense, to handle and defend the same.

(d) Liability of Corporation. The liability of the Corporation under this Plan or for any issuance of shares made hereunder is limited to the obligations set forth herein, and nothing herein contained shall be construed to impose any liability on the Corporation in favor of the Participant with respect to any loss, cost or expense which the Participant may incur in connection with or arising out of any transaction in connection with this Plan.

(e) No Agreement to Employ. Nothing in the Plan shall be construed to constitute or be evidence of an agreement or understanding expressed or implied on the part of Magnetech to employ or retain the Participant as an employee or as a Participant in this Plan for any specified period of time.

10. Notices. Any notice or other communication required or permitted to be made or given hereunder shall be sufficiently made or given if hand delivered or if sent by registered or certified United States mail. If such notice or communication is addressed to an offeree or Participant, it shall be addressed to said offeree or Participant at the address set forth in the records of the Corporation; and, if such notice or communication is addressed to the Corporation, it shall be addressed to it at its principal office. Such notice or communication shall be deemed to have been given at the time of hand delivery or, if mailed, when deposited in the United States mail.

11. Amendment and Termination of the Plan. The Board of Directors of the Corporation may at any time terminate or extend the Plan, or make such modification of the Plan or of the exhibits attached to this Plan as it shall deem advisable. No termination or amendment of the Plan shall, without the consent of any person affected, modify or in any way affect any right or obligation created prior to such termination or amendment.

Adopted Effective September 30, 2005

MAGNETECH INTEGRATED SERVICES CORP.

By:	/s/ John A. Martell
John A. Martell
President & CEO

Attachments:

EXHIBIT A - Offer of Shares
EXHIBIT B - Acceptance of Offer and Agreement

EXHIBIT A

OFFER OF SHARES PURSUANT TO
MAGNETECH INTEGRATED SERVICES CORP.
2005 RESTRICTED STOCK PURCHASE PLAN

TO: ______________________, Offeree

Please be advised that the Committee appointed by the Board of Directors of Magnetech Integrated Services Corp. (the “Corporation”) pursuant to its 2005 Restricted Stock Purchase Plan (the “Plan”) has on the date hereof allocated to you an aggregate of ______ shares of the Corporation’s no par value common stock under and pursuant to the Plan. In order for these shares to be issued, you are required to make a payment of ________________________ Dollars and to deliver to the President of the Corporation an agreement, in duplicate, in the form enclosed within thirty (30) days from the date of this offer. This offer is made subject to all of the terms and conditions of the Plan, a copy of which is also enclosed. This offer is not assignable or transferable, and this offer terminates on the earlier of the following dates:

(a) thirty (30) days after the date hereof;

(b)	contemporaneously with the termination of your employment with the Corporation by death or otherwise.

Dated:

Exhibit 1 to Exhibit A

Awards Under 2005 Restricted Stock Purchase Plan

Date	Offeree	Number of Shares	Aggregate Purchase Price
September 30, 2005	Richard J. Mullin	50,000	$50.00
September 30, 2005	James M. Lewis	50,000	$50.00
September 30, 2005	William Wisniewski	50,000	$50.00
September 30, 2005	J. Cullen Burdette	50,000	$50.00
September 30, 2005	Anthony W. Nicholson	50,000	$50.00

EXHIBIT B

ACCEPTANCE OF OFFER AND AGREEMENT

Magnetech Integrated Services Corp.
ATTN: The President

Dear Sir:

Enclosed with this Acceptance, please find the sum of __________________________ Dollars, for the purchase of _____ shares of the no par value common stock (the “Restricted Shares”) of Magnetech Integrated Services Corp. (the “Corporation”) allocated to and purchased by me pursuant to the Corporation’s 2005 Restricted Stock Purchase Plan (the “Plan”), which offer is hereby accepted by me.

I represent and agree that the Restricted Shares are being acquired by me for investment and that I have no present intention to transfer, sell or otherwise dispose of the Restricted Shares, except as permitted pursuant to the Plan and in compliance with applicable securities laws. I further agree that the Restricted Shares are being acquired by me in accordance with and subject to the terms, provisions and conditions of the Plan including, without limitation, the restrictive provisions contained in Paragraph 7 thereof.

The provisions of this Agreement and the Plan shall be applicable to the Restricted Shares and to any shares or other securities of the Corporation which may be acquired by me as a result of a stock split or stock dividend or combination of shares or any other change, or exchange for other securities, by reclassification, reorganization, merger, consolidation, recapitalization or otherwise, affecting the Restricted Shares. As used in this Agreement, the term “Restricted Shares” shall be deemed to include any securities issued in respect of the Restricted Shares.

This Agreement shall be binding upon and inure to the benefit of the Corporation, and myself, and its and my respective successors and legal representatives.

In the event of the invalidity of any part or provision of this Agreement, such invalidity shall not affect the enforceability of any other part or provision of this Agreement. My address of record is .

Very truly yours,

,Offeree
Date Signed:

Receipt, together with the payment referred to, is hereby acknowledged.

MAGNETECH INTEGRATED SERVICES CORP.

By:

Date Signed:

Exhibit 1 to Exhibit B

Acceptance of Offers of Restricted Shares

Date of Acceptance by Offeree	Name of Offeree	Aggregate Purchase Price	Number of Restricted Shares Purchased	Date of Acceptance by Company
10/6/05	Richard J. Mullin	$50.00	50,000	10/25/05
10/6/05	James M. Lewis	$50.00	50,000	10/25/05
9/30/05	William Wisniewski	$50.00	50,000	10/25/05
10/21/05	J. Cullen Burdette	$50.00	50,000	10/25/05
9/30/05	Anthony W. Nicholson	$50.00	50,000	10/25/05